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                                                                     EXHIBIT 8.3


                                  June 1, 1998


Sun Healthcare Group, Inc.
101 Sun Lane, NE
Albuquerque, New Mexico 87109

Ladies and Gentlemen:

    We have acted as special tax counsel for Sun Healthcare Group, Inc., a Delaware corporation ("Sun"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of February 17, 1997, as amended by Amendment No. 1 thereto dated as of August 21, 1997, Amendment No. 2 thereto dated as of November 25, 1997 and Amendment No. 3 thereto dated as of April 3, 1998 (as amended, the "Contour Merger Agreement"), among Sun, Contour Medical, Inc., a Nevada corporation ("Contour"), and Nectarine Acquisition Corporation, a Nevada corporation and a direct wholly-owned subsidiary of Sun ("Contour Merger Sub"), and documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the exchange by the holders of Contour Common Stock and Series A Preferred Stock of Contour for Sun Common Stock, and the merger of Merger Sub with and into Contour (the "Contour Merger") pursuant to the Contour Merger Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Contour Merger Agreement or in the Joint Proxy Statement/Prospectus of the Registration Statement. All section references herein are made to the corresponding section of the Internal Revenue Code of 1986, as amended (the "Code").

    At the Contour Effective Time, each share of Contour Capital Stock issued and outstanding immediately prior to the Contour Effective Time, other than the shares owned by RCA, will be converted into shares of Sun Common Stock. Each outstanding share of Contour Capital Stock owned by RCA will not be exchanged in the Contour Merger and will remain outstanding unless (i) the RCA Merger does not occur promptly after the consummation of the Contour Merger, or (ii) Sun does not undertake to contribute to RCA all shares of Contour Capital Stock obtained by Sun pursuant to the Contour Merger (the "Contribution"), in which event RCA would receive the same per share consideration as the other holders of Contour Capital Stock. If the RCA Merger occurs, Sun intends to complete the Contribution.
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    In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Contour Merger Agreement and related documents pertaining to the Contour Merger. We also have relied upon certificates of officers of Sun and Contour (the "Officers' Certificates"). We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of Sun and Contour and are true and correct. We also have assumed that the certifications made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time unless we receive written notification from Sun or Contour prior to the Effective Time. In addition, we have assumed that all statements to be made in the Officers' Certificates "to the best of the knowledge" of any person or party to the Contour Merger will be correct as if made without such qualification.

    Based on the foregoing and the Code, the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Contour Merger is completed in accordance with the terms and conditions of the Contour Merger Agreement, and if the statements set forth in the Officers' Certificates are true and correct on the date hereof, assuming that the RCA Merger and the Contribution occur promptly after the Contour Merger, on the effective date of the Registration Statement and at the time of the Contour Merger, for federal income tax purposes:

        1. The Contour Merger would more likely than not constitute a reorganization within the meaning of section 368 of the Code. In such a case, the material federal income tax consequences of the Contour Merger to Contour and the holders of Contour Capital Stock will be as follows: (a) no gain or loss will be recognized by Contour, Sun or RCA in the Contour Merger; (b) no gain or loss will be recognized by holders of Contour Capital Stock upon their receipt of Sun Common Stock in exchange for the Contour Capital Stock, except that holders of Contour Capital Stock who receive cash proceeds in lieu of fractional shares of Sun Common Stock will recognize gain or loss equal to the difference, if any, between such proceeds and the tax basis of Contour Capital Stock allocated to their fractional share interest; (c) such gain or loss, if any, will constitute capital gain or loss if fractional share interests exchanged are held as capital assets at the time of the Contour Merger; (d) such capital gain or loss will be long-term capital gain or loss if the holding period for the fraction share interests (including the holding period of Contour Capital Stock attributed thereto as described below) exceeds one year; (e) the tax basis of the Sun Common Stock received by the holders of Contour Capital Stock will be the same as the tax basis of the Contour Capital Stock exchanged therefor less the tax basis, if any, allocated to fractional share interests; and (f) the holding period of Sun Common Stock in the hands of holders of Contour Capital Stock will include the holding period of the Contour Capital Stock exchanged therefor; provided that such Contour Capital Stock is held as a capital asset at the time of the Contour Merger.

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        2.  By issuing this opinion, we confirm that the discussions set forth in the "Summary--The Contour Merger; Certain Federal Income Tax Consequences" section and the "The Contour Merger--Certain Federal Income Tax Consequences" section of the Joint Proxy Statement/Prospectus, insofar as both sections relate to statements of law or legal conclusions, are correct in all material respects.

    With regard to opinion number one above, pursuant to section 368(a)(1)(B) of the Code, a reorganization includes an acquisition by one corporation, in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation within the meaning of section 368(c) of the Code ("Control"), of the stock of another corporation if, immediately after the acquisition, the acquiring corporation is in Control of such other corporation. We believe that the Contour Merger, the RCA Merger and the Contribution (the "Transactions") are closely connected in terms of their timing, economic consequences and the parties' expectations and intent, and, therefore, the end result of the Transactions, which is consistent with reorganization treatment for federal income tax purposes, should govern. There exists authority, however, for determining the federal income tax consequences of each step in a multi-step transaction on an independent basis. Nevertheless, we believe that such authority should not be controlling in the present case.


    We hereby consent to the use of our name under the heading "Certain Federal Income Tax Consequences," and to the use of our name under the heading "Legal Matters," in the prospectus and to the filing of this opinion as Exhibit 8.3 to the Registration Statement.


    In accordance with customary practice relating to opinion letters, our opinions speak only as of the date hereof, and, subject to the assumptions and conditions set forth above, the effective time of the Contour Merger, and we disclaim any duty to update such opinions.

    This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than the shareholders of Contour, and may not be made available to any other person or entity without our prior written consent.

                                          Very truly yours,
                                          /s/ SHEARMAN & STERLING

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